ERNST & YOUNG

                           Ernst & Young LLP            Phone: (404) 874-8300
                           Suite 2800                   www.ey.com
                           600 Peachtree Street
                           Atlanta, Georgia 30308-2215

            Report of Independent Registered Public Accounting Firm

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with Securities and Exchange Commission's
Regulation AB Servicing Criteria, that ZC Sterling Insurance Agency, Inc.
(the Company) complied with certain servicing criteria set forth in Item 1122
(d) of the Securities and Exchange Commission's Regulation AB for the ZC
Sterling Integrated Product Solution (ZIPS) hazard insurance outsourcing
Platform (Platform) as of and for the year ended December 31, 2006. The
Company has determined that only certain servicing criteria 1122 (d) 1(iv),
1122 (d) 2(vi), 1122 (d) 4(xi), 1122 (d) 4(xii), and 1122 (d) 4(xiii) are applicable to the activities performed by them with respect to the Platform covered by this report. The Company has determined that the remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange
Commission's Regulation AB are not applicable to the activities performed by them with respect to the Platform covered by this report. See Appendix A of management's assertion for the Platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria.
Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the servicing activities related to the Platform, and determining whether the Company performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the Platform. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31,
2006 for the ZIPS Platform is fairly stated, in all material respects.

                                               /s/ Ernst & Young LLP

February 20, 2007

                 A Member Practice of Ernst & Young Global